Exhibit (4)(a)

                  WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

                          A FRATERNAL BENEFIT SOCIETY

            PARTICIPATING FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

       o   Annuity benefit on annuity starting date

       o Death benefit payable on death of the annuitant before the annuity starting date

       o   10% withdrawal without surrender charge in each certificate year

Riders and amendments, if any, and a copy of the application are attached following Page 14.

This is a legal contract between the owner and Woodmen of the World Life Insurance Society (Woodmen). READ THIS CERTIFICATE CAREFULLY.

THIS CERTIFICATE'S ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

RIGHT TO EXAMINE CERTIFICATE: Within [10] days after you receive this certificate, the owner may cancel it for any reason. To cancel this certificate, give it to the Woodmen field representative who delivered it or send it to the Home Office of Woodmen at 1700 Farnam Street, Omaha, Nebraska 68102. Woodmen will return the greater of the premiums paid or the accumulated value.

ANNUITANT [JOHN S WOODMEN]                    CERTIFICATE NUMBER [123456789]

            PARTICIPATING FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

                            CERTIFICATE INFORMATION

CERTIFICATE NUMBER [123456789]   EFFECTIVE DATE                [March 31,2002]
OWNER [John S Woodmen]           INITIAL PREMIUM               [$2,000.00]
JOINT OWNER [None]               ANNUAL PLANNED PREMIUM        [$2,000.00]
ANNUITANT [John S Woodmen]       CERTIFICATE ALLOCATION DATE   [April 15, 2002]
ANNUITANT AGE [35]               ANNUITY STARTING DATE         [May 1, 2047]
[AN NUITANT SEX Male]

                        SCHEDULE OF CHARGES AND CREDITS

FIXED ACCOUNT MINIMUM GUARANTEED  [3]% effective annual interest rate credited
INTEREST RATE                     on the fixed account value.

CERTIFICATE FEE                   As of the effective date, the fee is $[30]
                                  per year. The fee may go up or down but is guaranteed not to exceed $45. We will waive the fee if the accumulated value is greater than or equal to $50,000 at the time the fee is assessed.

MORTALITY AND EXPENSE RISK        As of the effective date, the charge is
CHARGE                            [1 .25]% per year of the daily variable
                                  account value. This charge may go up or
                                  down, but it is guaranteed not to exceed a maximum charge of 1.40% per year of the daily variable account value. This charge is deducted daily as part of a subaccount unit value calculation.

SURRENDER CHARGES                 Years Since Receipt of  Charge as a Percent of
                                   Each Premium Payment    Each Premium Payment
                                   --------------------   ----------------------
                                            1                       [7%
                                            2                        6%
                                            3                        5%
                                            4                        4%
                                            5                        3%
                                           [6                        2%
                                            7                        1%
                                            8+]                      0%]

                               TABLE OF CONTENTS

Certificate Information                                     Page 2

                              PART 1 - DEFINITIONS

Definitions                                                 Page 4

                       PART 2- PARTIES TO THE CERTIFICATE

Parties to the Certificate                                  Page 5

                       PART 3- PREMIUM AND FRATERNAL DUES

Premium                                                     Page 5
Allocation of Premium                                       Page 6
Fraternal Dues                                              Page 6

                            PART 4-THE FIXED ACCOUNT

The Fixed Account                                           Page 6
Fixed Account Value                                         Page 6

                          PART 5-THE VARIABLE ACCOUNT

The Variable Account                                        Page 7
Variable Account Value                                      Page 7
Subaccount Units                                            Page 7
Subaccount Unit Value                                       Page 8
Transfer Between Accounts                                   Page 8

                          PART 6- CERTIFICATE BENEFITS

Annuity Benefit                                             Page 9
Certificate Benefit at Death                                Page 9
Refunds                                                     Page 10

                        PART 7- WITHDRAWAL AND SURRENDER

Withdrawal                                                  Page 10
Surrender                                                   Page 10
Surrender Charge                                            Page 10
Delay of Payment                                            Page 10

PART 8-GENERAL PROVISIONS

Entire Contract                                             Page 11
Contestability                                              Page 11
Modification                                                Page 11
Misstatement of Age or Sex                                  Page 11
Applicable State Law                                        Page 11
Termination                                                 Page 11
Right to Continue Certificate if Separated
 from Membership                                            Page 12
Statements in the Application                               Page 12
Annual Report                                               Page 12
Reserves                                                    Page 12

                               PART 9- SETTLEMENT

Settlement                                                  Page 12
Settlement Options                                          Page 12
Basis for Settlement Options                                Page 13
Minimum Settlement Option Monthly Benefits                  Page 14

                              PART I - DEFINITIONS

ACCUMULATED VALUE

     The accumulated value of this certificate at any time before the annuity starting date is equal to the sum of the variable account value and the fixed account value.

ANNUITY STARTING DATE

     The date on which the annuity payments are to begin. After the first certificate anniversary, the owner may change the annuity starting date as desired. You may not defer the annuity starting date beyond the first of the month after the certificate anniversary on or following the annuitant's 95th birthday.

ATTAINED AGE

     The annuitant age shown on Page 2 plus the number of certificate anniversaries that have passed since the effective date shown on Page 2.

CERTIFICATE FEE

     The certificate fee is shown on Page 2. It is deducted prior to the annuity starting date on each certificate anniversary and on any day that the certificate is surrendered other than the certificate anniversary. The fee will be deducted on a pro rata basis from the certificate's value in the subaccounts and the fixed account based on the value in each account.

EFFECTIVE DATE

     The date the certificate takes effect as shown on Page 2. This date is used to determine certificate years, certificate anniversaries, and premium payment periods.

FUNDS

     The mutual funds or other vehicles selected as investment options. A specific fund corresponds to each subaccount of the variable account.

NET ASSET VALUE

     The value per share of each fund as determined on a valuation date.

REQUEST

     A form of communication Woodmen receives in our Home Office providing the information we need either in writing or another manner that Woodmen approves in advance.

SUBACCOUNT

     A subdivision of the variable account. Each subaccount invests exclusively in the shares of funds or any other investment that Woodmen determines is appropriate for this certificate's objectives. Current subaccounts may be found in the prospectus.

SUBACCOUNT UNIT

     A unit of measure used to calculate the certificate's value in each subaccount of the variable account.

SURRENDER VALUE

     The accumulated value of this certificate less any applicable surrender charge and certificate fee.

VALUATION DATE

     Any day that both the New York Stock Exchange is open for regular trading and Woodmen is open for business.

VALUATION PERIOD

      The period of time from the end of one valuation date to the end of the next valuation date.

                       PART 2- PARTIES TO THE CERTIFICATE

ANNUITANT

     The person on whose life expectancy this certificate is written. The annuitant may also be the owner of the certificate. The annuitant may not be changed after the effective date of the certificate.

BENEFICIARY

      The person or persons or entity who may receive the certificate benefit at the death of the annuitant or any owner. The beneficiary is the surviving owner, if any. If there is no surviving owner, the beneficiary is the person, persons or entity designated by the owner and named in our records.

      CHANGE OF BENEFICIARY. You may change the beneficiary at any time prior to the death of any owner by sending a request to Woodmen's Home Office. After we record the change, it will be effective as of the date you signed the request.

BENEFIT MEMBER

     The benefit member is the annuitant.

OWNER, YOU, YOUR

     The person or persons who owns the certificate and is entitled to exercise all rights and privileges provided in the certificate. The owner is referred to as "you" and "your."

      TRANSFER OF OWNERSHIP. The owner of this certificate may be changed by sending a request to Woodmen's Home Office. Once approved by Woodmen, the change will take effect as of the date the request was signed.

WOODMEN, WE, OUR, US

     Woodmen of the World Life Insurance Society, also referred to as "we," "our," and "us."

                       PART 3-PREMIUM AND FRATERNAL DUES

PREMIUM

     Premium means payment for the benefits provided by this certificate. Premiums may be paid at any time prior to termination. However, we reserve the right to limit or restrict the amount of premiums as we deem appropriate. The initial premium is payable at Woodmen's Home Office or to an authorized Woodmen representative. All other premiums are payable at Woodmen's Home Office. A receipt signed by an officer of Woodmen will be sent on your request.

     The planned premium, if any, is shown on Page 2 and is the premium chosen by you at the time of application. You may increase or decrease the amount of the premium at anytime. Woodmen will send payment reminder notices to you on request. The notices may be sent annually, semiannually, or quarterly. Woodmen will also arrange for payment of planned premiums by Preauthorized Collection. In this case, no reminder notices will be sent.

ALLOCATION OF PREMIUM

      Premiums are allocated to the subaccounts and fixed account according to the premium allocation percentages you select for this certificate. On the effective date, premiums will be initially allocated to the money market subaccount. On the certificate allocation date shown on Page 2, the certificate's value in the money market subaccount will be transferred to the subaccounts orto the fixed account in accordance with the allocations you have selected.

      All subsequent premiums will be allocated as of the end of the valuation period during which they are received at Woodmen in the same manner as the most recent allocation, unless you direct otherwise. You may change your premium allocation percentages at any time by sending a request to Woodmen's Home Office. The change will be effective as of the date your request is received at Woodmen's Home Office. The change will apply to premium payments received at Woodmen on or after the effective date of the change.

      Each premium is allocated to a subaccount in the form of accumulation units. The number of accumulation units is determined by dividing the premium by the subaccount unit value for the end of the valuation period during which Woodmen receives your premium.

      Each premium allocation percentage must be a whole percent. Any allocation must be for at least 10% of premium. The sum of the premium allocation percentages must be 100%. Woodmen reserves the right to adjust your allocation to eliminate fractional percentages. lf you do not designate premium allocation percentages, the entire premium will be allocated to the money market subaccount.

FRATERNAL DUES

      Fraternal dues are payable with the premiums and will be sent by Woodmen to the lodge where membership is held. If no future premiums are planned, fraternal dues will be billed. To maintain fraternal benefits and membership, fraternal dues must be paid.

                            PART 4-THE FIXED ACCOUNT

THE FIXED ACCOUNT

      Premiums allocated to the fixed account and transfers to the fixed account under the certificate become part of the general account assets of Woodmen. The general account includes all of Woodmen's assets, except those assets segregated in separate accounts. Woodmen maintains sole discretion to invest the assets of the fixed account, subject to applicable law.

      The amount in the fixed account earns a fixed interest rate. Woodmen guarantees that this rate will never be less than the minimum guaranteed interest rate shown on Page 2. The interest rate will be set by Woodmen at the start of each certificate year and will remain unchanged during each certificate year.

FIXED ACCOUNT VALUE

     The fixed account value on any valuation date is equal to:

     1.  The fixed account value on the previous valuation date; pius

     2. Any premiums allocated to the fixed account since the previous valuation date; plus

     3. The amount of any transfers to the fixed account since the previous valuation date; minus

     4. The amount of any transfers from the fixed account since the previous valuation date; minus

     5. The amount of any withdrawals, including any applicable surrender changes, from the fixed account since the previous valuation date; minus

     6. The amount of any certificate fee taken from the fixed account since the previous valuation date; plus

     7. Interest credited on the fixed account balance.

                         PART 5 - THE VARIABLE ACCOUNT

THE VARIABLE ACCOUNT

     The Woodmen Variable Annuity Account is a separate investment account established by Woodmen under Nebraska law. The variable account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

     Woodmen uses the assets of the variable account to buy shares in various funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as diversified open-end management investment companies. The variable account has subaccounts invested in corresponding specific funds.

     When permitted by law, and subject to all necessary regulatory approvals, we may:

     1. Modify the variable account, combine the variable account with another variable account, operate the variable account as a management investment company or as any other form permitted by law, or deregister the variable account under the Investment Company Act of 1940 if such registration is no longer required;

     2.  Add, delete, combine or modify subaccounts;

     3. Invest the assets of any new subaccount in a new fund, a different investment company or in any other investment;

     4. Make any new fund available to you on a basis to be determined by Woodmen; and

     5. Substitute a different fund for any existing fund or invest in another investment company, if shares of a fund are no longer available for investment or if we determine that investment in a fund is no longer appropriate for the purposes of the variable account.

     The investment policy of the variable account will not be changed without obtaining all necessary regulatory approvals. Woodmen will notify you of any material change in the investment policy of the variable account.

     Woodmen owns the assets of the variable account and keeps them segregated from the assets of our general account. The assets of the variable account are available to cover the liabilities of Woodmen's general account only to the extent that assets of the variable account exceed the liabilities of the variable account arising under the variable annuity certificates supported by the variable account.

     Gains and losses, whether or not realized, and income from the assets in each subaccount are credited to or charged against that subaccount without regard to any of Woodmen's other income, gains, or losses. The value of the assets in the variable account is determined at the end of each valuation date. The owner bears all of the investment risk as to the value of the subaccounts.

VARIABLE ACCOUNT VALUE

     The variable account value is equal to the sum of the certificate's value in each subaccount. The certificate's value in any subaccount on a valuation date is equal to the number of units in that subaccount for the certificate multiplied by the unit value for that subaccount. The variable account value for any day that is not a valuation date will be determined on the next valuation date.

SUBACCOUNT UNITS

     When transactions are made which affect the variable account value, dollar amounts are converted into subaccount units. This is done by dividing the dollar amount of the transaction by the subaccount unit value for the valuation period during which the transaction is made.

     The number of units for a subaccount increases when:

     1.  Premiums are allocated to that subaccount; or

     2.  Transfers are made to that subaccount.

     The number of units for a subaccount decreases when:

     1. Withdrawals, including any applicable surrender charges, are taken from that subaccount;

     2.  Transfers are made from that subaccount; or

     3. The certificate fee and any other applicable charges are taken from that subaccount.

SUBACCOUNT UNIT VALUE

      For each subaccount, the initial unit value was set when the subaccount was established. Once established, each subaccount's unit value reflects the investment performance of that subaccount. Subaccount units are valued at the end of each valuation date. The unit value may increase or decrease from one valuation date to the next.

     The unit value for a subaccount on any valuation date is equal to:

     1. The net asset value of the corresponding fund as of the current valuation date times the number of shares held by the subaccount, before the purchase or redemption of any shares on that date; plus

     2. The amount of any dividend, capital gain, or other distribution made by the fund since the previous valuation date if the ex-dividend date occurs during that valuation period; plus or minus

     3. A credit or charge for any taxes incurred since the previous valuation date that we determine to have resulted from the operation of the subaccount; minus

     4. The dollar amount of the mortality and expense risk charge as shown on Page 2 for the number of days since the previous valuation date; divided by

     5.  The total number of subaccount units as of the previous valuation date.

TRANSFER BETWEEN ACCOUNTS

      At any time before the annuity starting date, you may transfer all or a portion of the accumulated value among the subaccounts of the variable account and the fixed account. The transfer will be effective as of the end of the valuation period during which your request is received at Woodmen. Transfers are subject to the following:

     1. Transfers out of an account must be for at least $100 or, if less, the certificate's total value in the subaccount or fixed account from which the transfer is being made.

     2. Transfers into an account must be for at least $50 or, if less, the certificate's total value in the subaccount or fixed account from which the transfer is made.

     3. There is no charge for the first twelve transfers per certificate year; thereafter a $25 fee per transfer will be charged. Transfer charges will be deducted from the amount transferred.

     4. You may make one transfer from the fixed account in each certificate year. The transfer may not exceed the greater of $500 or 25% of the fixed account value at the time of transfer.

     5. Woodmen may delay making transfers subject to the same conditions described in DELAY OF PAYMENT in PART 7- WITHDRAWALAND SURRENDER.

                          PART 6- CERTIFICATE BENEFITS

ANNUITY BENEFIT

      If the annuitant survives to the annuity starting date, Woodmen will pay the surrender value to the payee under the settlement option elected. If no settlement option is elected, Woodmen will pay the surrender value as a single life annuity with a fixed period of 10 years payable monthly. The first annuity benefit payment will be made on the annuity starting date.

CERTIFICATE BENEFIT AT DEATH

      This certificate shall be interpreted to comply with the requirements of Section72(s) of the Internal Revenue Code of 1986, as amended.

      From the time of death of any owner or annuitant until the date due proof of the death is received at Woodmen's Home Office, the certificate benefit at death may be subject to investment risk. This investment risk is borne by the beneficiary. The beneficiary is described in BENEFICIARY in PART 2- PARTIES TO THE CERTIFICATE. The certificate benefit will not be payable to the beneficiary until we receive due proof of death.

      If any owner of this certificate is not an individual, the death of the annuitant will be treated as the death of an owner. In this circumstance, the CERTIFICATE BEN EFITAT DEATH OF ANY OWNER and the DISTRIBUTION OF CERTIFICATE BENEFIT AT DEATH OF ANY OWNER provisions described below will apply.

      CERTIFICATE BENEFIT AT DEATH OFANNUITANT. If the annuitant, including an annuitant who san owner, dies prior to the annuity starting date, the death benefit will be paid to the beneficiary. The death benefit equals the greater of
(a) the accumulated value or (b) the minimum death benefit amount, as of the end of the valuation period during which due proof of death is received at Woodmen's Home Office.

      The minimum death benefit amount is equal to the sum of premiums paid reduced proportionately by any withdrawals, accumulated at an effective annual interest rate of 4%. After attained age 80, the minimum death benefit amount will no longer be accumulated with interest. The minimum death benefit amount is limited to a maximum of 200% of the total premiums paid reduced proportionately by any withdrawals.

      A withdrawal will reduce the minimum death benefit amount in the same proportion that the accumulated value was reduced on the date of the withdrawal. For each withdrawal, the reduction is calculated by multiplying the minimum death benefit amount immediately prior to the withdrawal by the ratio of the withdrawal to the accumulated value immediately prior to the withdrawal.

      CERTIFICATE BENEFITAT DEATH OF ANY OWNER. It any owner dies prior to the annuity starting date and the owner is not the annuitant, the surrender value as of the end of the valuation period during which due proof of death is received at Woodmen's Home Office will be payable to the beneficiary in accordance with the next paragraph.

      DISTRIBUTION OF CERTIFICATE BENEFIT AT DEATH OF ANY OWNER. If any owner, including any owner who is also the annuitant, dies prior to the annuity starting date, the certificate will continue and the entire certificate benefit must be distributed within five years after the death of the owner, except for the following:

     1. If any portion of the certificate benefit is payable to a designated beneficiary, within the meaning of section 72(s) (4) of the Internal Revenue Code of 1986, as amended, such portion maybe distributed over the life of such beneficiary, or over a period not extending beyond the life expectancy of such beneficiary. Such distributions must begin not later than one year after the date of the owner's death.

      2. If the sole beneficiary is the deceased owner's spouse, the surviving spouse may elect to continue this certificate as their own, in lieu of receiving a certificate benefit. If the surviving spouse makes such an election, upon their subsequent death, this paragraph 2 shall not be applicable and the entire certificate benefit must be distributed as otherwise required by this DISTRIBUTION OF CERTIFICATE BENEFITAT DEATH OF ANY OWNER provision.

REFUNDS

      You will share in any refunds declared by Woodmen's Board of Directors for this certificate. Refunds, if any, will be added to the accumulated value on the certificate anniversary unless you make a request for the payment in cash.

                        PART 7-WITHDRAWAL AND SURRENDER

WITHDRAWAL

      You may make a request for a withdrawal at any time prior to the annuity starting date. Withdrawals are subject to the following rules:

     1.  The minimum withdrawal amount is $250.

     2. The accumulated value remaining after a withdrawal must be at least $1 000.

     3    A withdrawal is considered irrevocable.

     4.  Withdrawal may be subject to a surrender charge.

SURRENDER

      You may surrender this certificate for the surrender value at any time before the annuity starting date. The surrender will be effective at the end of the valuation period during which your request is received at Woodmen's Home Office.

SURRENDER CHARGE

      Total amounts withdrawn or surrendered in a certificate year which exceed 10% of the accumulated value at the time of the first withdrawal or surrender in that certificate year will be subject to a surrender charge. If a surrender charge is assessed, it will be an amount based on a percentage of each premium payment, as shown on Page 2. For purposes of determining the surrender charge, withdrawals will first come from premiums in the order in which they were paid.

      The surrender charge will be waived if the accumulated value is applied to Option 1 or Option 2 in SETTLEMENT OPTIONS in PART 9-SETTLEMENT.

DELAY OF PAYMENT

      Payment of any withdrawal amount or surrender value will normally be made within seven days after your request is received at Woodmen's Home Office. However, Woodmen may delay this payment or any other type of payment from the variable account for any period when:

     o The New York Stock Exchange is closed for trading other than weekend and holiday closings;

     o   Trading on the New York Stock Exchange is restricted;

     o An emergency exists as a result of which it is not reasonably practical to dispose of securities held in the variable account or to fairly determine their value; or

     o The Securities and Exchange Commission permits the delay for the protection of security holders.

      Woodmen may delay payment of any amount withdrawn or surrendered from the fixed account for up to six months after your request is received at Woodmen.

                           PART 8- GENERAL PROVISIONS

ENTIRE CONTRACT

     This certificate is granted in consideration of the application and the initial premium payment.

     The contract between the owner and Woodmen consists of:

     o This certificate, including riders, endorsements and amendments, if any.

     o  The application, a copy of which is attached to this certificate.

     o  The Articles of Incorporation of Woodmen.

     o  The Constitution and Laws of Woodmen.

      The Articles of Incorporation and the Constitution and Laws that are in force on the effective date are binding on the owner and beneficiary but will not take away or reduce any of the benefits payable under this certificate.

CONTESTABILITY

      We will not contest the validity of this certificate.

MODIFICATION

      Only Woodmen may change, reduce or add to the terms of this certificate. Any changes must be in writing and signed by the President or Secretary of Woodmen. No one else has the right to modify this certificate.

      We reserve the right to change or modify the provisions of this certificate to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the certificate as an annuity contract under the Internal Revenue Code. We will send you a copy of any endorsement that modifies the certificate.

MISSTATEMENT OF AGE OR SEX

      The annuitant age on Page 2 means the age on the annuitants last birthday on or before the effective date.

      If age or sex has been misstated, Woodmen will adjust any amount payable under a selected settlement option based on the correct age and sex.

APPLICABLE STATE LAW

      The terms of this certificate will be governed by the laws of the state in which it is delivered. The surrender value, annuity benefit and death benefit for this certificate are not less than those required by the laws of the state in which it is delivered.

TERMINATION

     This certificate will terminate when one of the following occurs:

     1.  You surrender the certificate or elect a settlement option;

     2.  You die and any surrender value due has been paid;

     3.  The annuitant dies and any death benefit due has been paid.

RIGHT TO CONTINUE CERTIFICATE IF SEPARATED FROM MEMBERSHIP

     If the benefit member is separated for cause from fraternal membership, this certificate can remain in full force by meeting the terms of PART 3 - PREMIUM AND FRATERNAL DUES.

STATEMENTS IN THE APPLICATION

     Statements made by or for the annuitant in the application are by law representations and not warranties.

ANNUAL REPORT

     We will send you a report at least once each year until the annuity starting date. The report will show the accumulated value of this certificate and any additional information required by law. You may ask for a report like this at any time. We have a right to charge a fee for each report other than the report we send out once a year.

RESERVES

     Woodmen must by law have on hand at all times assets which are equal to the certificate reserves necessary for any portion of the accumulated value in the fixed account. If the general account reserves of Woodmen as to all, or any class of, certificates should become impaired, the Woodmen Board of Directors may require each certificate owner to make additional payments equal to the amount of the certificate's equitable proportion of such deficiency as determined by the Board. If the additional payment is not made, it shall be charged as an indebtedness against the certificate and draw interest at a rate not to exceed 5% per year, compounded yearly or, in the alternative, the owner may consent to a reduction in benefits; provided, there will be no personal liability upon any certificate owner for any additional payments.

                              PART 9 - SETTLEMENT
SETTLEMENT

     Application for any benefit provided by this certificate must be furnished to Woodmen's Home Office with such proof as required by Woodmen. All benefits will be payable at Woodmen's Home Office.

     SETTLEMENT OPTION CONTRACT. Woodmen will issue a settlement option contract whenever certificate benefits are applied to any settlement option. The settlement option contract will be issued to the payee. The payee is the person named to receive the payments.

SETTLEMENT OPTIONS (SEE PAGE 14 FOR MINIMUM SETTLEMENT OPTION MONTHLY BENEFITS)

     The certificate benefit may be made payable in accordance with one of the options shown below, instead of in one sum. Other settlement options may be available upon your request and approval by Woodmen's Home Office.

     ELECTION OF OPTION. Election of an option may be made by you or, if you make no election, by the beneficiary after the death of any owner or the annuitant. If the beneficiary does not choose an option within 60 days of the date we receive due proof of death, we may make payment in one sum. An election request must be made to Woodmen's Home Office. Any settlement option elected after the death of an owner, or the annuitant if any owner is not an individual, must conform to the rules specified in PART 6 - CERTIFICATE BENEFITS under the heading DISTRIBUTION OF CERTIFICATE BENEFIT AT DEATH OF ANY OWNER.

     If any payee dies on or after the annuity starting date, the remaining portion of any unpaid payments will be distributed at least as rapidly as under the settlement option contract in effect as of the date of death.

     If the payee is other than an individual no option may be elected without Woodmen's written consent.

     Under any option, if the amount to be held by Woodmen is less than $1,000, or if the monthly payment would be less than $25, Woodmen may make payment in one sum.

     The settlement option contract will pay an amount each payment period as selected by the owner or the beneficiary. The payment periods available are one, three, six and twelve months.

  Option 1.  SINGLE LIFE ANNUITY. An amount will be paid each payment period for a fixed period of years and after that for so long as the payee lives. The fixed period may be between 0 and 20 years. On the death of the payee during the fixed period, payments will continue to the beneficiary of the settlement option contract for the balance of the fixed period.

  Option 2.  JOINTAND SURVIVOR LIFEANNUITY. An amount will be paid each payment period for so long as two joint payees are alive. On the death of either payee, the survivor will receive a percentage of the payment for so long as the survivor lives. The percentage of the payment to the survivor may be between 25% and 100%.

  Option 3.  FIXED PERIOD. An amount will be paid each payment period for a fixed period of ito 30 years.

             If the accumulated value is to be paid out under this option and is subject to a surrender charge at the time of election, then:

             1. If a period of at least 10 years is selected, the accumulated value will be used in determining the settlement option payment and the surrender charge scale will be transferred to the settlement option contract.

             2. If a period of less than 10 years is selected, the surrender charge will be applied and the surrender value will be used in determining the settlement option payment.

  Option 4.  FIXED AMOUNT. A fixed amount will be paid each period until the certificate benefit held under this option, together with interest on the unpaid balance, is exhausted.

             If the accumulated value is to be paid out under this option and is subject to a surrender charge at the time of election, the total amount paid each year can not be more than 12% of the accumulated value. The surrender charge scale will be transferred to the settlement option contract.

BASIS FOR SETTLEMENT OPTIONS

    The rate of interest for Options 3 and 4 will not be less than an effective annual interest rate of 3%. The minimum payment under Options 1 and 2 will be based on the Annuity 2000 Mortality Table with an effective annual interest rate of 3%. Under these options, the amount of each payment will depend on the sex and adjusted age of the payee and the joint payee where applicable. The adjusted age will be based on the actual age last birthday at the time the first payment is due, as follows:

             Calendar Year                         Adjusted
                of Birth                             Age

              Before 1920                 Actual age decreased by 1
              1920 - 1939                 Actual age decreased by 2
              1940- 1959                  Actual age decreased by 3
              1960- 1979                  Actual age decreased by 4
              1980 - 1999                 Actual age decreased by 5
              2000 & up                   Actual age decreased by 6

    MINIMUM SETTLEMNT OPTION MONTHLY BENEFIT PAYMENTS FOR $1,000 OF PROCEEDS

                                    OPTION 1
                             FIXED PERIOD IN YEARS


                  0                10               15                20
 Adjusted
   Age      Male    Female    Male   Female    Male    Female    Male   Female

    55     $4.51    $4.19     4.45   $4.16    $4.38    $4.12    $4.27   $4.06
    60      5.04     4.64     4.93    4.58     4.79     4.51     4.59    4.39
    61      5.16     4.75     5.05    4.68     4.88     4.59     4.66    4.46
    62      5.30     4.86     5.16    4.79     4.98     4.68     4.72    4.53
    63      5.45     4.98     5.29    4.90     5.08     4.78     4.79    4.60
    64      5.60     5.11     5.42    5.01     5.17     4.88     4.85    4.67
    65      5.77     5.25     5.55    5.14     5.27     4.98     4.91    4.75
    66      5.95     5.40     5.69    5.26     5.38     5.08     4.97    4.82
    67      6.14     5.55     5.84    5.40     5.48     5.19     5.03    4.89
    68      6.34     5.73     5.99    5.55     5.58     5.30     5.09    4.95
    69      6.55     5.91     6.15    5.70     5.68     5.41     5.14    5.02
    70      6.78     6.11     6.31    5.86     5.78     5.53     5.19    5.08
    75      8.18     7.37     7.16    6.76     6.24     6.08     5.37    5.33
    80     10.13     9.23     8.03    7.76     6.57     6.50     5.47    5.45
    85     12.84    12.01     8.75    8.62     6.76     6.74     5.50    5.50
    90     16.51    15.91     9.24    9.18     6.85     6.84     5.51    5.51
    95     21.43    20.78     9.51    9.49     6.87     6.87     5.51    5.51

                                    OPTION 2
             JOINT AND SURVIVOR OPTIONS - SURVIVOR PERCENTAGE 100%

                                   Adjusted Female Age
 Adjusted
 Male age    55     60      65     70      75     80      85      90      95

    55     $3.80  $3.97   $4.12  $4.25   $4.34  $4.41   $4.45   $4.48   $4.49
    60      3.91   4.14    4.36   4.56    4.73   4.85    4.93    4.98    5.01
    65      4.00   4.29    4.60   4.90    5.18   5.40    5.55    5.65    5.70
    70      4.07   4.41    4.80   5.23    5.66   6.04    6.33    6.52    6.63
    75      4.12   4.49    4.96   5.51    6.12   6.72    7.24    7.60    7.84
    80      4.15   4.55    5.07   5.73    6.52   7.40    8.23    8.90    9.37
    85      4.17   4.59    5.14   5.88    6.83   7.99    9.22   10.33   11.18
    90      4.18   4.61    5.19   5.98    7.05   8.44   10.09   11.74   13.14
    95      4.18   4.62    5.22   6.04    7.19   8.76   10.78   13.01   15.09

             JOINT AND SURVIVOR OPTIONS - SURVIVOR PERCENTAGE 66.7%

                                   Adjusted Female age
 Adjusted
 Male Age    55      60     65      70     75      80     85      90      95

    55     $4.15   $4.35  $4.58   $4.83  $5.10   $5.39  $5.66   $5.91   $6.09
    60      4.33    4.58   4.85    5.16   5.50    5.85   6.19    6.49    6.72
    65      4.53    4.82   5.16    5.54   5.97    6.43   6.87    7.26    7.56
    70      4.75    5.09   5.49    5.97   6.52    7.12   7.72    8.25    8.66
    75      4.97    5.35   5.83    6.42   7.12    7.91   8.73    9.47   10.07
    80      5.19    5.62   6.17    6.86   7.74    8.77   9.89   10.95   11.83
    85      5.39    5.87   6.48    7.29   8.33    9.63  11.13   12.63   13.92
    90      5.57    6.08   6.76    7.66   8.87   10.44  12.35   14.38   16.24
    95      5.72    6.27   7.00    7.98   9.33   11.15  13.47   16.10   18.63

                                OPTIONS 3 AND 4
                        FIXED PERIOD AND/OR FIXED AMOUNT

 NUMBER OF     MONTHLY     NUMBER OF     MONTHLY      NUMBER OF     MONTHLY
   YEARS       PAYMENT       YEARS       PAYMENT        YEARS       PAYMENT

     10        $9.61          17          $6.23           24         $4.84
     11         8.86          18           5.96           25          4.71
     12         8.24          19           5.73           26          4.59
     13         7.71          20           5.51           27          4.47
     14         7.26          21           5.32           28          4.37
     15         8.87          22           5.15           29          4.27
     16         6.53          23           4.99           30          4.18


Rates for other combinations of ages, under and over those shown, for either sex are available upon request